UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Silicon Laboratories Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Silicon Laboratories Inc.

400 West Cesar Chavez

Austin, Texas 78701

 ADDITIONAL INFORMATION REGARDING
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 21, 2022

Silicon Laboratories Inc. (the “Company”) is providing this supplement to the proxy statement (the “Proxy Statement”) that the Company furnished to its stockholders in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of the Stockholders of the Company to be held on April 21, 2022 at 9:00 a.m. Central Time. This supplement to the Proxy Statement is being filed with the Securities and Exchange Commission and made available to stockholders on April 11, 2022. Only stockholders of record on the close of business on February 25, 2022 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting.

THIS SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

April 11, 2022

To Our Stockholders:

On April 21, 2022, we will be holding our 2022 Annual Meeting of Stockholders (the “Annual Meeting”). A number of proposals will be presented for your consideration and approval at the Annual Meeting, all of which are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”). We encourage you to read the proxy statement in its entirety for detailed information regarding all of the proposals.

We are providing this supplemental information to ask for your support at the Annual Meeting on Proposal 3, which asks stockholders to approve, on an advisory basis, our named executive officer compensation (the “Executive Compensation Proposal” or “say-on-pay”).

We understand that Institutional Shareholder Services, Inc. (“ISS”) has recommended that stockholders oppose our Executive Compensation Proposal. ISS expressed concern regarding (1) our payment of cash in connection with our CEO’s voluntary retirement and (2) our mid-year adjustment of the targets for annual cash incentives.

We disagree with ISS and believe both of these actions were reasonable and appropriate.  These actions took place during a period of significant business transformation and leadership transition.  We note the following:

•	2021 was a year of significant transformation for us as we divested the Infrastructure & Automotive business to Skyworks Solutions in a $2.75 billion all-cash transaction in July 2021, positioning us as a leading pure-play company focused exclusively on the Internet of Things (IoT) market.
•	During this period, the company also underwent a significant leadership transition, with our longtime CEO Tyson Tuttle stepping down after serving in this role since 2012 and leading through the last decade of IoT technology innovation and business growth.
•	The independent members of our compensation committee, with counsel from our executive compensation consultant, approved both the cash payment to Mr. Tuttle and the adjusted annual cash incentive targets.
•	The cash payment to Mr. Tuttle was part of the CEO Transition Agreement in which he agreed to remain with us in an advisory role and to facilitate a smooth leadership transition and company stability through this critical transition period. The terms of the CEO Transition Agreement were fully disclosed.
•	The adjustment of the annual cash incentives targets was reasonable and appropriate in light of the divestiture of a significant portion of our business. ISS applies an overly-formulaic approach of simply objecting to the targets being set at a level below the company’s 2020 performance.
•	The company has been successful in retaining its leadership team and executing towards its new financial model. As ISS notes, the company’s TSR outperformed the GICS industry group and the broader Russell 3000 index over the previous one-year period.

In summary, these actions helped to effectively stabilize our leadership, maintain focus on execution of our plans, and limited potential disruption and distraction at a critical time. We are committed to maintaining best practices in our compensation programs, and we have a long track record of engaging with our stockholders with transparency. We ask that you vote FOR all proposals under consideration at our Annual Meeting on April 21, 2022. We thank you for your consideration and continued support.

We also wish to highlight that Christy Wyatt, one of the nominees for election at the Annual Meeting, resigned from her position as a member of the Board of Directors of Quotient Technology Inc. as of March 24, 2022. We believe such resignation should alleviate any concern about her being overboarded.

Any vote “FOR” or “AGAINST” a proposal as described in the Proxy Statement using the proxy materials previously furnished by the Company (or a beneficial owner’s broker, bank, or other nominee) will continue to be counted as a vote “FOR” or “AGAINST” the proposal. If any stockholder has already returned his or her properly executed proxy card or voted via the internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting by submitting a later dated proxy card, by casting a subsequent vote via the Internet, or as otherwise described in the Proxy Statement. If your stock is held in street name, you must follow the instructions of the broker, bank, or nominee as to how to change your vote. This Supplement to the Proxy Statement is being released on or about April 11, 2022, and should be read in conjunction with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.